As filed with the Securities and Exchange Commission on May 22, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INFORMATION SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5261587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut	06901
(Address of Principal Executive Offices)	(Zip Code)

Information Services Group, Inc. Amended and Restated 2007 Equity and Incentive Award Plan
Information Services Group, Inc. Amended and Restated 2007 Employee Stock Purchase Plan

(Full Title of the plan)

David E. Berger

Executive Vice President and Chief Financial Officer

Information Services Group, Inc.

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut 06901

(Name and address of agent for service)

(203) 517-3100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	6,350,000	$4.545	$28,860,750	$3,717.26

(1)

This registration statement registers (a) 5,150,000 additional securities issuable pursuant to the Information Services Group, Inc. Amended and Restated 2007 Equity and Incentive Award Plan (the “Incentive Plan”), the other securities issuable under which are registered under a previously filed registration statement on Form S-8 and (b) 1,200,000 additional securities issuable pursuant to the Information Services Group, Inc. Amended and Restated 2007 Employee Stock Purchase Plan (the “ESPP” and together with the Incentive Plan, the “Plans”), the other securities issuable under which are registered under a previously filed registration statement on Form S-8. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement also covers an indeterminate number of additional shares of the registrant’s common stock which may be issued under the adjustment provisions of the Plans.

(2)

Based upon the average of the high and low prices per share of common stock of the registrant on May 20, 2014, as reported by the NASDAQ Global Market, solely for the purpose of calculating the registration fee. The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act.

Introduction

This Registration Statement on Form S-8 (the “Registration Statement”) registers additional securities of the same class as other securities for which registration statements on Form S-8 relating to the Information Services Group, Inc. Amended and Restated 2007 Equity and Incentive Award Plan and Information Services Group, Inc. Amended and Restated 2007 Employee Stock Purchase Plan are effective. In accordance with General Instruction E to Form S-8, Information Services Group, Inc. (the “Company”) incorporates by reference the contents of the Company’s registration statements on Form S-8, Registration File No. 333-149950, filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2008, and Registration File No. 333-168848 filed with the Commission on August 13, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.                       Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 22nd day of May, 2014.

INFORMATION SERVICES GROUP, INC.

By:	/s/ David E. Berger
David E. Berger
Executive Vice President and Chief Financial Officer (principal financial officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Michael P. Connors, David E. Berger and R. James Cravens, and each of them severally, acting alone and without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date

/s/ Michael P. Connors	Chairman and Chief Executive Officer (principal executive officer)	May 22, 2014
Michael P. Connors

/s/ David E. Berger	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	May 22, 2014
David E. Berger

/s/ Neil G. Budnick	Director	May 22, 2014
Neil G. Budnick

/s/ Gerald S. Hobbs	Director	May 22, 2014
Gerald S. Hobbs

/s/ Christine Putur	Director	May 22, 2014
Christine Putur

/s/ Kalpana Raina	Director	May 22, 2014
Kalpana Raina

/s/ Donald C. Waite	Director	May 22, 2014
Donald C. Waite

INDEX TO EXHIBITS

Exhibit	Description
4.1

Specimen Common Stock Certificate (previously filed as Exhibit 4.2 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed with the SEC on December 22, 2006 (Commission File Number: 333-136536), and incorporated herein by reference).

5.1	Opinion of Katten Muchin Rosenman LLP with respect to the legality of securities
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages hereto)
99.1	Information Services Group, Inc. Amended and Restated 2007 Equity and Incentive Award Plan
99.2	Information Services Group, Inc. Amended and Restated 2007 Employee Stock Purchase Plan